EXHIBIT 12.1




                            AMF GROUP HOLDINGS INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (IN MILLIONS OF DOLLARS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------------------------
                                        PREDECESSOR COMPANY
                              ----------------------------------------
                                                                         PRO FORMA
                                    YEAR ENDED        FOUR MONTHS        AMF GROUP
                                    DECEMBER 31,           ENDED       HOLDINGS INC.        AMF GROUP HOLDINGS INC.
                               ----------------------                 ---------------- ----------------------------------
                                  1994       1995     APRIL 30, 1996     1996 (a)      1996 (b)     1997        1998
                                  ----       ----     --------------     --------      --------     ----        ----

Pre-tax income (loss)              $ 115.8   $ 108.9          $ (13.6)        $ (30.4)   $ (28.0)   $ (43.6)     $ (91.3)
from continuing operations

Fixed Charges:
  Interest expense                     7.4      15.7              4.5           106.2       78.0      118.4        101.9

  Amortization of debt issue costs
  on all indebtedness                    -         -                -             4.5        3.3        4.9          3.1

  Rentals - 33%                        5.0       5.6              2.5             7.0        4.5        8.0         10.3
                               ---------------------- -------------------------------- ---------- ---------- ------------

  Total fixed charges                 12.4      21.3              7.0           117.7       85.8      131.3        115.3
                               ---------------------- -------------------------------- ---------- ---------- ------------

  Earnings before income taxes
  and fixed charges                $ 128.2   $ 130.2           $ (6.6)         $ 87.3     $ 57.8     $ 87.7       $ 24.0
                               ====================== ================================ ========== ========== ============

  Ratio of earnings to fixed
  charges                             10.3       6.1             (0.9)            0.7        0.7        0.7          0.2
                               ====================== ================================ ========== ========== ============

  Deficiency of earnings to fixed
  charges                              $ -       $ -          $ (13.6)        $ (30.4)   $ (28.0)   $ (43.6)     $ (91.3)
                               ====================== ================================ ========== ========== ============

------------------------------
(a) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis.

(b) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.